Exhibit 10.1

Niki Biosolutions, Inc.

Aptus Management Limited

-Unit B, 17/F Guangdong Investment Tower, 148 Connaught Road Central, Hong Kong

Tel: (852) 2117 6611 ● Fax: (852) 2850 7286

August 1, 2026

Attn: Mr. Chung Yuen Ian Huen

Dear Mr. Huen,

Appointment Letter

We are pleased and welcome your acceptance to be appointed as the Chief Executive Officer of Niki Biosolutions, Inc. (“NIKI” or the “Company”). You shall also be appointed as Chairman of the Board of Directors of the group companies of NIKI. You shall be employed full-time under the hiring entity APTUS Management Limited (“AML”), a wholly owned subsidiary of the Company. The Company is a Delaware corporation whose mailing address is 116 Village Boulevard, Suite 200, Princeton, NJ 08540, and AML is duly incorporated with limited liabilities in Hong Kong. The Company also has subsidiary companies in the Cayman Islands and Hong Kong, whereby collectively, shall be depicted as the “Group”.

The following letter seeks to illustrate the context of your employment under AML and appointment by NIKI, and the terms and conditions as set out herewith (the “Agreement”).

This letter will supersede all previous appointment contract or agreement, if applicable, entered into between yourself and the Company (or its affiliated subsidiaries). By signing this letter and therefore accepting the appointment as stated, you agree to terminate all other previous appointments with the Group commencing from the Effective Date.

1.	The Company and the Group

Niki BioSolutions is a clinical-stage life sciences company focused on unmet medical needs and high-quality genomic and biomarker testing solutions to healthcare providers, research institutions, and life sciences organizations through its CLIA-certified, CAP-accredited laboratory. The company combines proprietary technologies with a commitment to scientific rigor to support precision medicine across a range of therapeutic areas, including brain health and oncology. Niki BioSolutions collaborates with leading academic centers, disease foundations, and biopharma companies.

2.	Position and Appointment

(a)	You will be appointed to act as the Chief Executive Officer (“CEO”) on the Board of Directors (the “Board”) of the Company and also serve as Chairman of the Board of Directors (“Appointments” or “Roles”).

(b)	The Appointment is subject to the Company’s Memorandum and Articles of Association (“Articles”) and nothing in this letter shall be taken to exclude or vary the terms of the Articles as they apply to your Appointment.

(c)	The continuation of the Appointment is contingent to your ongoing fulfillment of your obligations and successful re-election by the Company’s shareholders at the Company’s Annual General Meeting (the “AGM”). It is further subject to your agreement to apply yourself and discharge your duties as Chairman and CEO accordance with the Articles of the Company, as well as you upholding the high standards of corporate governance as set forth in the Nasdaq Listing Rule 5600.

Niki Biosolutions, Inc.

Aptus Management Limited

-Unit B, 17/F Guangdong Investment Tower, 148 Connaught Road Central, Hong Kong

Tel: (852) 2117 6611 ● Fax: (852) 2850 7286

3.	Date of Commencement

Your official date of appointment as the Chief Executive Officer, Executive Director and Chairman of the Board of Directors of the Company shall commence on August 1, 2026 (“Effective Date”), as mutually agreed upon between yourself and the Board of Directors of the Company, for a term of six months, with renewal subject to mutual agreement and re-election.

4.	Duties and Responsibilities

a)	Employee shall serve as Chief Executive Officer and member of the Board of Directors, and Chairman of the Board of the Company, and shall have responsibilities, duties and authority normally ascribed to that position and all such other responsibilities, duties and authority assigned to Employee by the Board of the Company from time to time in its sole discretion. The Employee’s employment by Company shall be full-time.

b)	Employee shall act at all times to promote the Company’s business and best interests. Employee shall devote substantially all business time, labor, skill, undivided attention and best ability to the performance of his duties hereunder in a manner, which will faithfully and diligently further and expand the business and interests of the Company.

c)	Employee will directly report to the Board of the Company.

d)	The Board will evaluate Employee annually and Employee will be required to perform self-evaluation annually.

5.	Salary and Cash Bonus

(a)	Your starting salary will be HKD 210,000 per month.

(b)	Annual increment of your salary will be assessed on the basis of professional merit and the Group’s performance, and is awarded at the discretion of the Board of Directors of the Company and as approved by the Compensation Committee.

(c)	With completion of one full year’s service (or a pro-rata portion thereof if service is less than one year), you may be entitled to a bonus as determined at the full discretion of the Board of Directors of the Company and approval of the Compensation Committee. Any bonus will only be payable only if you are still in the employment of the Company on the bonus payment date which shall be payable in December or subsequent January of each calendar year.

6.	Benefits

(a)	The Employee will be eligible for benefits under applicable Hong Kong laws and regulations, which shall include but not be limited to annual leave and benefits under Mandatory Provident Fund (MPF) scheme.

(b)	The Company will also provide the Employee with standard business reimbursements subject to Company policies and procedures and with appropriate receipts.

Niki Biosolutions, Inc.

Aptus Management Limited

-Unit B, 17/F Guangdong Investment Tower, 148 Connaught Road Central, Hong Kong

Tel: (852) 2117 6611 ● Fax: (852) 2850 7286

7.	Share Bonus:

You shall be entitled to receive share bonuses for your services rendered as Chairman and CEO with the amount, cap, timing of payouts, vesting rate and schedule, subject to the full discretion of the Company and approval of the Compensation Committee. All terms and conditions of share bonuses shall be assessed based on the overall financial position and performance of the Group, as well as your contribution and performance upon rendering services by yourself during your Appointment under this Agreement. Any particulars associated to your eligibility to share bonuses shall be definitively defined at a future date as mutually agreed upon between yourself and the Board of Directors, and as approved by the Compensation Committee.

8.	Share Option

You shall be granted an option to purchase ordinary shares of the authorized share capital in the Company as pursuant to the particulars described by the Company’s Share Option Plan subject to the ongoing effect of your Appointments.

9.	Restriction on Other Activities

(a)	During your employment, you shall diligently and faithfully serve the Company and not act in any way which is in conflict with the interest of the Group.

(b)	You shall not during your employment be engaged or interested directly or indirectly in any capacity in any other trade, business, occupation, or assignment outside the Company, unless otherwise approved and consented by the Board of Directors in writing.

(c)	Consult with the Nomination / Governance Committee of the Board prior to accepting any other (or further) directorships of companies or any major external appointments and promptly inform the Board of acceptance of any such appointment.

10.	Privacy of Information

(a)	You shall not except as authorized by the Company or required by your responsibilities reveal to any person or company any of the trade secrets or any information concerning the organization, business, finances, transactions or affairs of the Group which may come to your knowledge during your contract with the Company and shall keep with complete secrecy confidential information entrusted to you and shall not use or attempt to use any such information in any manner which may injure or cause loss either directly or indirectly to the Group or may be likely to do so. This restriction shall continue to apply if and when after the termination of your appointment without limit in time.

(b)	You shall not either during the period of your appointment or afterwards use or permit to be used any books, documents, moneys, assets, records or other property belonging to or relating to any dealings, affair or business of the Group other than for the benefit of the Group. You shall immediately deliver and return to the Group all such books, documents, moneys, securities, records or other property which you then have or should have in your possession upon termination of your appointment hereunder.

(c)	The Company however, agrees to provide you with any information concerning areas of interest and relevance of the Group as required by you in order to enable you to fulfill your Roles of the Group.

Niki Biosolutions, Inc.

Aptus Management Limited

-Unit B, 17/F Guangdong Investment Tower, 148 Connaught Road Central, Hong Kong

Tel: (852) 2117 6611 ● Fax: (852) 2850 7286

11.	Insurance and Indemnity

The Company shall establish directors’ and officers’ liability coverage and it is intended to maintain such coverage through the period of your Appointments.

12.	Termination

Your Appointments with the Company and Group may only be terminated:

(a)	By you after giving the Company not less than one (1) month’s notice in writing;

(b)	By the Company after giving you one (1) month’s notice in writing; or

(c)	By the Company with immediate effect in the event that you:

(i)	Conduct dishonesty, fraud, gross negligence, willful default or refusal to carry out any lawful order or instructions, or the repeated breach of any rules or regulations of the Company, or those as governed by the laws of your residency or jurisdictions in which you operate on behalf of the Group.

(ii)	Commit a material breach of your obligations under this letter;

(iii)	Commit any serious or repeated breach or non-observance of your obligations to the Company and Group;

(iv)	Are convicted of a criminal offence other than an offence under road traffic legislation in the jurisdiction of your residency or elsewhere for which a fine or non-custodial penalty is imposed;

(v)	Declare bankruptcy or have made an arrangement with or for the benefit of your creditors; or

(vi)	Are disqualified from acting as a director.

Niki Biosolutions, Inc.

Aptus Management Limited

-Unit B, 17/F Guangdong Investment Tower, 148 Connaught Road Central, Hong Kong

Tel: (852) 2117 6611 ● Fax: (852) 2850 7286

Please signify your acceptance of the above terms and conditions by signing and returning to us the enclosed duplicate copy of this letter.

Yours faithfully,

For and on behalf of
Niki Biosolutions, Inc.	Agreed and accepted by:

/s/ Douglas W. Arner	/s/ Huen Chung Yuen Ian
Name: Douglas W. Arner	Name: Huen Chung Yuen Ian

Position: Director and Chair, Compensation Committee

Date	Date

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